Exhibit 99.1

Corporate Communications
817-967-1577
mediarelations@aa.com

FOR RELEASE: Friday, Jan. 29, 2016

AMERICAN AIRLINES GROUP REPORTS

RECORD FOURTH QUARTER AND FULL YEAR PROFIT

FORT WORTH, Texas – American Airlines Group Inc. (NASDAQ: AAL) today reported its fourth quarter and full year 2015 results.

•	Record fourth quarter 2015 net profit excluding net special credits was $1.3 billion, up 17 percent versus the previous record set in the fourth quarter 2014

•	Record full year 2015 net profit excluding net special credits was $6.3 billion, up 50 percent versus the previous record set in 2014

•	Repurchased $1.1 billion, or 25.6 million shares, of common stock during the fourth quarter. In 2015, the Company repurchased 85.1 million shares for $3.6 billion

American Airlines Group reported a record fourth quarter GAAP net profit of $3.3 billion, or $5.09 per diluted share, which includes a $3.0 billion net special credit resulting from the reversal of the Company’s tax valuation allowance. This compares to a GAAP net profit of $597 million in the fourth quarter of 2014, or $0.82 per diluted share.

For full year 2015, the Company reported a record GAAP net profit of $7.6 billion, or $11.07 per diluted share, compared to a GAAP net profit of $2.9 billion, or $3.93 per diluted share in 2014.

American Airlines Group’s fourth quarter 2015 net profit, excluding net special credits, was a record $1.3 billion, or $2.00 per diluted share versus a fourth quarter 2014 net profit excluding net special charges of $1.1 billion, or $1.52 per diluted share. The Company’s fourth quarter 2015 pretax margin excluding net special credits was a record 13.4 percent, up 2.8 percentage points from the same period last year.

Excluding net special credits, the Company’s 2015 net profit was a record $6.3 billion, or $9.12 per diluted share. This represents a 50 percent improvement over the Company’s 2014 net profit excluding special charges of $4.2 billion, or $5.70 per diluted share. The Company’s 2015 pretax margin excluding net special credits was a record 15.3 percent, up 5.5 percentage points versus 2014.

See the accompanying notes in the Financial Tables section of this press release for further explanation, including a reconciliation of GAAP to non-GAAP financial information.

American Airlines Group Reports Record Fourth Quarter and Full Year Profit

Jan. 29, 2016

“We are extremely pleased to report record quarterly and full year earnings,” said Chairman and CEO Doug Parker. “The credit for these results goes to our outstanding team members, who have provided excellent customer service.

“American Airlines enters 2016 well-positioned for the future. With the youngest aircraft fleet among our major competitors, more than $2 billion of product investments underway, and the best aviation professionals in the business, we are well on our way to restoring American as the greatest airline in the world.”

Revenue and Cost Comparisons

Total revenue in the fourth quarter was $9.6 billion, a decrease of 5.2 percent versus the fourth quarter 2014 on a 0.6 percent increase in total available seat miles (ASMs). Consolidated passenger revenue per ASM (PRASM) was 12.69 cents, down 6.0 percent versus the fourth quarter 2014. Fourth quarter consolidated passenger yield was 15.34 cents, down 8.9 percent versus the prior year.

For the full year 2015, total revenue was $41.0 billion, down 3.9 percent versus 2014 on a 1.2 percent increase in total ASMs. Driven by a 6.5 percent decrease in consolidated passenger yield, 2015 consolidated PRASM was down 5.4 percent to 13.21 cents versus the prior year.

Total operating expenses in the fourth quarter were $8.6 billion, a decrease of 7.9 percent compared to the fourth quarter 2014, due primarily to a 40.8 percent decrease in consolidated fuel expense. Fourth quarter mainline cost per available seat mile (CASM) was 12.24 cents, down 8.1 percent on a 0.5 percent increase in mainline ASMs versus the fourth quarter 2014. Excluding net special charges and fuel, mainline CASM was 9.22 cents, up 6.3 percent compared to the fourth quarter 2014. Regional CASM excluding net special charges and fuel was 16.10 cents, up 1.5 percent on a 1.4 percent increase in regional ASMs versus the fourth quarter 2014.

Full year 2015 total operating expenses were $34.8 billion, down 9.4 percent versus 2014. Excluding net special charges and fuel, mainline CASM was 8.99 cents, up 4.2 percent versus 2014. Regional CASM excluding net special charges and fuel increased 0.9 percent to 16.09 cents versus 2014.

Cash and Investments

As of Dec. 31, 2015, the Company had $6.9 billion in total cash and short term investments, of which $695 million was restricted (the foregoing amounts are after giving effect to the write-off of Venezuelan bolivars described in the special items section below). The Company also had an undrawn revolving credit facility of $2.4 billion.

As part of an extensive and unprecedented fleet renewal program, the Company invested more than $5.3 billion in new aircraft in 2015, providing it with the youngest and most modern fleet of

American Airlines Group Reports Record Fourth Quarter and Full Year Profit

Jan. 29, 2016

the U.S. network airlines. In 2015, the Company took delivery of 75 new mainline aircraft, added 52 regional aircraft, and removed 112 mainline and 31 regional aircraft. In 2016, the Company expects to take delivery of 55 new mainline aircraft, add 49 regional aircraft and remove 92 mainline and 29 regional aircraft.

In the fourth quarter, the Company returned $1.2 billion to its shareholders through the payment of $72 million in quarterly dividends and the repurchase of $1.1 billion of common stock, or 25.6 million shares. When combined with the dividends and shares repurchased during the first three quarters of 2015, the Company returned $3.9 billion to its shareholders in 2015 and reduced its shares outstanding by repurchasing 85.1 million shares for $3.6 billion. In addition, in 2015 the Company elected to pay approximately $306 million to cover employee tax withholding obligations on equity awards, further reducing the share count by 7.0 million.

The Company also declared a dividend of $0.10 per share to be paid on Feb. 24, 2016, to shareholders of record as of Feb. 10, 2016.

2015 Notable Accomplishments

Integration Accomplishments

•	Adopted a single reservations system with zero customer disruption

•	Reached ratified contracts with industry-leading pay rates for pilots, flight attendants, and customer service and reservation agents

•	Received a single operating certificate from the Federal Aviation Administration, meaning American is regulated as one airline

•	Merged American Airlines Vacations and US Airways Vacations

•	Merged frequent flyer programs by moving US Airways Dividend Miles members into AAdvantage®

•	Opened the new state-of-the-art Robert W. Baker Integrated Operations Center in Fort Worth

•	Announced plans to expand the airline’s Fort Worth campus so that support staff and leadership team members work alongside the airline’s training and integrated operations support teams

•	Optimized the airline’s flight schedules at Chicago O’Hare International Airport and Dallas Fort Worth International Airport

•	Expanded bag tracking technology to the whole airline, enabling customers to track checked baggage in real time

•	Brought the number of airports with co-located operations to 140, and consolidated all mainline operations at Dallas Fort Worth International Airport into three terminals, gaining efficiencies in gate use and line maintenance

American Airlines Group Reports Record Fourth Quarter and Full Year Profit

Jan. 29, 2016

Finance, Network and Marketing Accomplishments

•	Announced changes to the AAdvantage® program that become effective throughout 2016. Award miles will be based on dollars spent instead of distance flown

•	The Company’s stock was added to the S&P 500 index

•	Expanded the airline’s global footprint by adding 35 new routes, including 6 domestic and 19 international. Notable new routes include Dallas-Fort Worth to Beijing, Los Angeles to Sydney and Los Angeles to Mexico City

•	For the fourth consecutive year, the American Airlines AAdvantage® program was named Program of the Year at the 2015 Freddie Awards, one of the most prestigious honors for loyalty programs in the travel industry. American also took home honors for Best Elite Program

•	Recognized by Air Cargo News as the Cargo Airline of the Year for 2015. This is the first time an airline in the Americas has won the award in its 32-year history. The Company was also named the Best Cargo Airline of the Americas for the eighth consecutive year

•	Opened a new 25,000-square foot dedicated pharmaceutical cargo cold storage facility in Philadelphia

•	Introduced the Boeing 787 Dreamliner to the Company’s fleet. At year end, the Company had received 13 of these aircraft out of its order of 42

•	Provided charter service for Pope Francis’ first official visit to the U.S.

•	Expanded the Company’s agreement with Alaska Airlines that allows full access of American’s network to Alaska customers as well as reciprocal airport club access

•	Signed a codeshare agreement with Korean Air to place its code on American flights between Dallas Fort Worth International Airport and Seoul, South Korea

•	Became the official airline partner of the Los Angeles Clippers and was named the official airline of the Chicago Cubs and Wrigley Field

Community Relations Accomplishments

•	Hosted Sky Ball XIII at the airline’s DFW hangar. This annual fundraiser benefits the nation’s active, reserve and retired military. Approximately 1,000 American Airlines employee volunteers supported the 2015 event, which raised a record $2.2 million

•	American received, for the 14th consecutive year, the highest possible ranking by the Human Rights Campaign in the 2016 Corporate Equality Index, a nationally recognized benchmark of America’s top workplaces for inclusion of LGBT employees

•	American’s Be Pink campaign raised $1.8 million in cash and frequent flyer mile donations for Susan G. Komen, which raises money to fight breast cancer, and the American Cancer Society

•	The Environmental Protection Agency announced American is now ranked 43rd on their Fortune 500 list of the largest green power users

•	Recognized four employees with the 2015 Earl G. Graves Award for Leadership in Diversity and Inclusion for their work in making a lasting impression in the workplace, in the community and as role models in diversity

American Airlines Group Reports Record Fourth Quarter and Full Year Profit

Jan. 29, 2016

•	Awarded $565,000 in college scholarships to 210 dependents of employees through the American Airlines Education Foundation, including 40 for first-generation college attendees

•	Launched Fuel Smart, a company-wide fuel saving program to reduce usage of aircraft auxiliary power units when jets are parked on the ground; a portion of the savings generated by this reduced usage will benefit Air Compassion for Veterans, a nonprofit organization providing air transportation to injured veterans and active duty military traveling for medical, rehabilitation, or other veteran-related purposes

•	In 2015, American Airlines employees participated in more than 11,600 volunteer events in their communities, contributing more than 77,000 hours of volunteer time in the communities where they live and where American provides service. In addition, as part of the Company’s Flights for 50 awards program, American employees donated more than 6.4 million frequent flier miles to nonprofit organizations in their communities

Special Items

In the fourth quarter, the Company recognized approximately $2.0 billion in net special credits, including:

•	$450 million of operating special charges primarily related to merger integration expenses

•	$592 million nonoperating special charge related to a write-off of the value of Venezuelan bolivars held by the Company

•	$3.0 billion special non-cash benefit related to the reversal of the Company’s tax valuation allowance

Conference Call / Webcast Details

The Company will conduct a live audio webcast of its earnings call today at 7:30 a.m. CT, which will be available to the public on a listen-only basis at aa.com/investorrelations. An archive of the webcast will be available on the website through Feb. 29.

Investor Guidance

For financial forecasting detail, please refer to the Company’s investor relations update, to be filed with the Securities and Exchange Commission on Form 8-K immediately following its 7:30 a.m. CT conference call. This filing will be available at aa.com/investorrelations.

About American Airlines Group

American Airlines and American Eagle offer an average of nearly 6,700 flights per day to nearly 350 destinations in more than 50 countries. American has hubs in Charlotte, Chicago, Dallas/Fort Worth, Los Angeles, Miami, New York, Philadelphia, Phoenix, and Washington, D.C. American is a founding member of the oneworld alliance, whose members and members-elect serve nearly 1,000 destinations with 14,250 daily flights to 150 countries. Shares of American

American Airlines Group Reports Record Fourth Quarter and Full Year Profit

Jan. 29, 2016

Airlines Group Inc. trade on Nasdaq under the ticker symbol AAL. In 2015, its stock joined the S&P 500 index. Connect with American on Twitter @AmericanAir and at Facebook.com/AmericanAirlines.

Cautionary Statement Regarding Forward-Looking Statements and Information

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about future financial and operating results, the expected change in PRASM, the Company’s plans, objectives, estimates, expectations and intentions, and other statements that are not historical facts. These forward-looking statements are based on the Company’s current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to the following: significant operating losses in the future; downturns in economic conditions that adversely affect the Company’s business; the impact of continued periods of high volatility in fuel costs, increased fuel prices and significant disruptions in the supply of aircraft fuel; competitive practices in the industry, including the impact of low cost carriers, airline alliances and industry consolidation; the challenges and costs of integrating operations and realizing anticipated synergies and other benefits of the merger transaction with US Airways Group, Inc.; the Company’s substantial indebtedness and other obligations and the effect they could have on the Company’s business and liquidity; an inability to obtain sufficient financing or other capital to operate successfully and in accordance with the Company’s current business plan; increased costs of financing, a reduction in the availability of financing and fluctuations in interest rates; the effect the Company’s high level of fixed obligations may have on its ability to fund general corporate requirements, obtain additional financing and respond to competitive developments and adverse economic and industry conditions; the Company’s significant pension and other post-employment benefit funding obligations; the impact of any failure to comply with the covenants contained in financing arrangements; provisions in credit card processing and other commercial agreements that may materially reduce the Company’s liquidity; the impact of union disputes, employee strikes and other labor-related disruptions; any inability to maintain labor costs at competitive levels; interruptions or disruptions in service at one or more of the Company’s hub airports; costs of ongoing data security compliance requirements and the impact of any significant data security breach; any inability to obtain and maintain adequate facilities, infrastructure and slots to operate the Company’s flight schedule and expand or change its route network; the Company’s reliance on third-party regional operators or third-party service providers that have the ability to affect the Company’s revenue and the public’s perception about its services; any inability to effectively manage the costs, rights and functionality of third-party distribution channels on which the Company relies; extensive government regulation, which may result in increases in

American Airlines Group Reports Record Fourth Quarter and Full Year Profit

Jan. 29, 2016

the Company’s costs, disruptions to the Company’s operations, limits on the Company’s operating flexibility, reductions in the demand for air travel, and competitive disadvantages; the impact of the heavy taxation on the airline industry; changes to the Company’s business model that may not successfully increase revenues and may cause operational difficulties or decreased demand; the loss of key personnel or inability to attract and retain additional qualified personnel; the impact of conflicts overseas, terrorist attacks and ongoing security concerns; the global scope of the Company’s business and any associated economic and political instability or adverse effects of events, circumstances or government actions beyond its control, including the impact of foreign currency exchange rate fluctuations and limitations on the repatriation of cash held in foreign countries; the impact of environmental regulation; the Company’s reliance on technology and automated systems and the impact of any failure of these technologies or systems; challenges in integrating the Company’s computer, communications and other technology systems; losses and adverse publicity stemming from any accident involving any of the Company’s aircraft or the aircraft of its regional or codeshare operators; delays in scheduled aircraft deliveries, or other loss of anticipated fleet capacity, and failure of new aircraft to perform as expected; the Company’s dependence on a limited number of suppliers for aircraft, aircraft engines and parts; the impact of changing economic and other conditions beyond the Company’s control, including global events that affect travel behavior such as an outbreak of a contagious disease, and volatility and fluctuations in the Company’s results of operations due to seasonality; the effect of a higher than normal number of pilot retirements and a potential shortage of pilots; the impact of possible future increases in insurance costs or reductions in available insurance coverage; the effect of a lawsuit that was filed in connection with the merger transaction with US Airways Group, Inc. and remains pending; an inability to use net operating losses carried forward from prior taxable years (NOL Carryforwards); any impairment in the amount of goodwill the Company recorded as a result of the application of the acquisition method of accounting and an inability to realize the full value of the Company’s and American Airlines’ respective intangible or long-lived assets and any material impairment charges that would be recorded as a result; actions that the Company may take in connection with its integration with US Airways that may not be to its advantage on a stand-alone basis; price volatility of the Company’s common stock; the effects of the Company’s capital deployment program and the limitation, suspension or discontinuation of the Company’s share repurchase program or dividend payments thereunder; delay or prevention of stockholders’ ability to change the composition of the Company’s board of directors and the effect this may have on takeover attempts that some of the Company’s stockholders might consider beneficial; the effect of provisions of the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws that limit ownership and voting of its equity interests, including its common stock; the effect of limitations in the Company’s Restated Certificate of Incorporation on acquisitions and dispositions of its common stock designed to protect its NOL Carryforwards and certain other tax attributes, which may limit the liquidity of its common stock; and other economic, business, competitive, and/or regulatory factors affecting the Company’s business, including those set forth in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2015 (especially in Part II, Item 1A, Risk Factors and Part I, Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations) and other risks and uncertainties

American Airlines Group Reports Record Fourth Quarter and Full Year Profit

Jan. 29, 2016

listed from time to time in the Company’s other filings with the SEC. There may be other factors of which the Company is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. The Company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements except as required by law.

American Airlines Group Reports Record Fourth Quarter and Full Year Profit

Jan. 29, 2016

American Airlines Group Inc.

Condensed Consolidated Statements of Operations

(In millions, except share and per share amounts)

(Unaudited)

	3 Months Ended December 31,			12 Months Ended December 31,
	2015	2014	Percent Change	2015	2014	Percent Change
Operating revenues:
Mainline passenger	$6,739	$7,238	(6.9)	$29,037	$30,802	(5.7)
Regional passenger	1,566	1,544	1.4	6,475	6,322	2.4
Cargo	192	232	(17.3)	760	875	(13.1)
Other	1,133	1,146	(1.2)	4,718	4,651	1.4

Total operating revenues	9,630	10,160	(5.2)	40,990	42,650	(3.9)

Operating expenses:
Aircraft fuel and related taxes	1,314	2,222	(40.9)	6,226	10,592	(41.2)
Salaries, wages and benefits	2,383	2,089	14.1	9,524	8,508	11.9
Regional expenses:
Fuel	260	437	(40.6)	1,230	2,009	(38.8)
Other	1,186	1,161	2.2	4,753	4,507	5.4
Maintenance, materials and repairs	437	523	(16.3)	1,889	2,051	(7.9)
Other rent and landing fees	441	430	2.5	1,731	1,727	0.2
Aircraft rent	309	312	(1.3)	1,250	1,250	—
Selling expenses	342	348	(1.7)	1,394	1,544	(9.8)
Depreciation and amortization	352	334	5.1	1,364	1,295	5.4
Special items, net	441	466	(5.3)	1,051	800	31.3
Other	1,097	978	12.1	4,374	4,118	6.2

Total operating expenses	8,562	9,300	(7.9)	34,786	38,401	(9.4)

Operating income	1,068	860	24.2	6,204	4,249	46.0

Nonoperating income (expense):
Interest income	10	9	15.3	39	31	26.0
Interest expense, net	(229)	(220)	3.7	(880)	(887)	(0.8)
Other, net	(605)	(82)	nm	(747)	(181)	nm

Total nonoperating expense, net	(824)	(293)	nm	(1,588)	(1,037)	53.1

Income before income taxes	244	567	(56.7)	4,616	3,212	43.7

Income tax provision (benefit)	(3,037)	(30)	nm	(2,994)	330	nm

Net income	$3,281	$597	nm	$7,610	$2,882	nm

Earnings per common share:
Basic	$5.24	$0.84		$11.39	$4.02

Diluted	$5.09	$0.82		$11.07	$3.93

Weighted average shares outstanding (in thousands):
Basic	626,559	706,185		668,393	717,456

Diluted	644,140	724,767		687,355	734,016

Note: Percent change may not recalculate due to rounding.

American Airlines Group Reports Record Fourth Quarter and Full Year Profit

Jan. 29, 2016

American Airlines Group Inc.

Consolidated Operating Statistics

(Unaudited)

	3 Months Ended December 31,				12 Months Ended December 31,
	2015	2014	Change		2015	2014	Change
Mainline
Revenue passenger miles (millions)	48,319	46,522	3.9%		199,467	195,651	2.0%
Available seat miles (ASM) (millions)	58,143	57,840	0.5%		239,375	237,522	0.8%
Passenger load factor (percent)	83.1	80.4	2.7	pts	83.3	82.4	0.9	pts
Yield (cents)	13.95	15.56	(10.4)%		14.56	15.74	(7.5)%
Passenger revenue per ASM (cents)	11.59	12.51	(7.4)%		12.13	12.97	(6.5)%

Passenger enplanements (thousands)	36,131	35,305	2.3%		146,814	145,574	0.9%
Departures (thousands)	274	282	(2.9)%		1,114	1,144	(2.6)%
Aircraft at end of period	946	983	(3.8)%		946	983	(3.8)%

Block hours (thousands)	850	858	(0.9)%		3,494	3,514	(0.6)%
Average stage length (miles)	1,209	1,187	1.9%		1,226	1,205	1.7%
Fuel consumption (gallons in millions)	875	881	(0.7)%		3,611	3,644	(0.9)%
Average aircraft fuel price including related taxes (dollars per gallon)	1.50	2.52	(40.5)%		1.72	2.91	(40.7)%
Full-time equivalent employees at end of period	98,900	94,400	4.8%		98,900	94,400	4.8%

Operating cost per ASM (cents)	12.24	13.32	(8.1)%		12.03	13.42	(10.4)%
Operating cost per ASM excluding special items (cents)	11.48	12.51	(8.3)%		11.59	13.09	(11.4)%
Operating cost per ASM excluding special items and fuel (cents)	9.22	8.67	6.3%		8.99	8.63	4.2%

Regional (A)
Revenue passenger miles (millions)	5,814	5,618	3.5%		23,543	22,219	6.0%
Available seat miles (millions)	7,310	7,213	1.4%		29,361	28,135	4.4%
Passenger load factor (percent)	79.5	77.9	1.6	pts	80.2	79.0	1.2	pts
Yield (cents)	26.93	27.48	(2.0)%		27.50	28.46	(3.3)%
Passenger revenue per ASM (cents)	21.42	21.40	0.1%		22.05	22.47	(1.9)%

Passenger enplanements (thousands)	13,402	13,021	2.9%		54,435	51,766	5.2%
Aircraft at end of period	587	566	3.7%		587	566	3.7%
Fuel consumption (gallons in millions)	177	174	1.6%		712	688	3.6%
Average aircraft fuel price including related taxes (dollars per gallon)	1.47	2.51	(41.5)%		1.73	2.92	(40.9)%
Full-time equivalent employees at end of period (B)	19,600	18,900	3.7%		19,600	18,900	3.7%

Operating cost per ASM (cents)	19.78	22.15	(10.7)%		20.38	23.16	(12.0)%
Operating cost per ASM excluding special items (cents)	19.65	21.93	(10.4)%		20.28	23.08	(12.2)%
Operating cost per ASM excluding special items and fuel (cents)	16.10	15.87	1.5%		16.09	15.94	0.9%

Total Mainline & Regional
Revenue passenger miles (millions)	54,133	52,140	3.8%		223,010	217,870	2.4%
Available seat miles (millions)	65,453	65,053	0.6%		268,736	265,657	1.2%
Cargo ton miles (millions)	598	611	(2.1)%		2,314	2,333	(0.8)%
Passenger load factor (percent)	82.7	80.1	2.6	pts	83.0	82.0	1.0	pts
Yield (cents)	15.34	16.84	(8.9)%		15.92	17.04	(6.5)%
Passenger revenue per ASM (cents)	12.69	13.50	(6.0)%		13.21	13.97	(5.4)%
Total revenue per ASM (cents)	14.71	15.62	(5.8)%		15.25	16.05	(5.0)%
Cargo yield per ton mile (cents)	32.07	37.95	(15.5)%		32.84	37.50	(12.4)%

Passenger enplanements (thousands)	49,533	48,326	2.5%		201,249	197,340	2.0%
Aircraft at end of period	1,533	1,549	(1.0)%		1,533	1,549	(1.0)%
Fuel consumption (gallons in millions)	1,052	1,055	(0.3)%		4,323	4,332	(0.2)%
Average aircraft fuel price including related taxes (dollars per gallon)	1.50	2.52	(40.6)%		1.72	2.91	(40.7)%
Full-time equivalent employees at end of period (B)	118,500	113,300	4.6%		118,500	113,300	4.6%

Operating cost per ASM (cents)	13.08	14.30	(8.5)%		12.94	14.45	(10.5)%
Operating cost per ASM excluding special items (cents)	12.39	13.56	(8.6)%		12.54	14.14	(11.3)%
Operating cost per ASM excluding special items and fuel (cents)	9.99	9.47	5.5%		9.77	9.40	3.9%

(A)	Regional includes wholly owned regional airline subsidiaries and operating results from capacity purchase carriers.
(B)	Regional full-time equivalent employees only include our wholly owned regional airline subsidiaries.

Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports Record Fourth Quarter and Full Year Profit

Jan. 29, 2016

American Airlines Group Inc.

Consolidated Mainline Revenue Statistics by Region

(Unaudited)

	3 Months Ended December 31,				12 Months Ended December 31,
	2015	2014	Change		2015	2014	Change
Domestic
Revenue passenger miles (millions)	31,576	30,591	3.2%		128,590	125,916	2.1%
Available seat miles (ASM) (millions)	36,709	37,008	(0.8)%		149,584	148,083	1.0%
Passenger load factor (percent)	86.0	82.7	3.3	pts	86.0	85.0	1.0	pts
Yield (cents)	14.58	15.88	(8.2)%		14.96	15.89	(5.8)%
Passenger revenue per ASM (cents)	12.54	13.12	(4.5)%		12.86	13.51	(4.8)%

Latin America
Revenue passenger miles (millions)	7,529	7,477	0.7%		31,201	32,093	(2.8)%
Available seat miles (ASM) (millions)	9,695	9,742	(0.5)%		39,726	41,581	(4.5)%
Passenger load factor (percent)	77.7	76.8	0.9	pts	78.5	77.2	1.3	pts
Yield (cents)	13.53	16.47	(17.8)%		14.54	16.76	(13.2)%
Passenger revenue per ASM (cents)	10.51	12.64	(16.9)%		11.42	12.94	(11.7)%

Atlantic
Revenue passenger miles (millions)	6,564	6,245	5.1%		29,218	29,306	(0.3)%
Available seat miles (ASM) (millions)	8,536	8,233	3.7%		37,611	37,573	0.1%
Passenger load factor (percent)	76.9	75.9	1.0	pts	77.7	78.0	(0.3	)pts
Yield (cents)	12.92	14.14	(8.7)%		14.11	14.89	(5.3)%
Passenger revenue per ASM (cents)	9.93	10.73	(7.4)%		10.96	11.61	(5.6)%

Pacific
Revenue passenger miles (millions)	2,650	2,209	19.9%		10,458	8,335	25.5%
Available seat miles (ASM) (millions)	3,203	2,858	12.1%		12,454	10,285	21.1%
Passenger load factor (percent)	82.7	77.3	5.4	pts	84.0	81.0	3.0	pts
Yield (cents)	10.19	12.09	(15.7)%		10.89	12.66	(14.0)%
Passenger revenue per ASM (cents)	8.43	9.34	(9.7)%		9.14	10.26	(10.9)%

Total International
Revenue passenger miles (millions)	16,743	15,931	5.1%		70,877	69,734	1.6%
Available seat miles (ASM) (millions)	21,434	20,833	2.9%		89,791	89,439	0.4%
Passenger load factor (percent)	78.1	76.5	1.6	pts	78.9	78.0	0.9	pts
Yield (cents)	12.76	14.95	(14.6)%		13.82	15.48	(10.7)%
Passenger revenue per ASM (cents)	9.97	11.43	(12.8)%		10.91	12.07	(9.6)%

Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports Record Fourth Quarter and Full Year Profit

Jan. 29, 2016

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

American Airlines Group Inc. (the “Company”) is providing the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline and regional CASM excluding fuel is useful to investors because both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control. Management uses mainline and regional CASM excluding special items and fuel to evaluate the Company’s operating performance.

Reconciliation of Income Before Income Taxes Excluding Special Items	3 Months Ended December 31,		Percent Change	12 Months Ended December 31,		Percent Change
	2015	2014		2015	2014
	(In millions, except per share amounts)			(In millions, except per share amounts)
Income before income taxes as reported	$244	$567		$4,616	$3,212
Special items:
Special items, net (1)	441	466		1,051	800
Regional operating special items, net (2)	9	16		29	24
Nonoperating special items, net (3)	592	31		594	132

Income before income taxes as adjusted for special items	$1,286	$1,080	19%	$6,290	$4,168	51%

Calculation of Pre-Tax Margin Excluding Special Items
Income before income taxes as adjusted for special items	$1,286	$1,080		$6,290	$4,168

Total operating revenues	$9,630	$10,160		$40,990	$42,650

Pre-tax margin excluding special items	13.4%	10.6%		15.3%	9.8%

Reconciliation of Net Income Excluding Special Items
Net income as reported	$3,281	$597		$7,610	$2,882
Special items:
Special items, net (1)	441	466		1,051	800
Regional operating special items, net (2)	9	16		29	24
Nonoperating special items, net (3)	592	31		594	132
Non-cash income tax provision (benefit) (4)	(3,037)	(6)		(3,015)	346

Net income as adjusted for special items	$1,286	$1,104	17%	$6,269	$4,184	50%

Reconciliation of Basic and Diluted Earnings Per Share As Adjusted for Special Items
Net income as adjusted for special items	$1,286	$1,104		$6,269	$4,184

Shares used for computation (in thousands):
Basic	626,559	706,185		668,393	717,456

Diluted	644,140	724,767		687,355	734,016

Earnings per share as adjusted for special items:
Basic	$2.05	$1.56		$9.38	$5.83

Diluted	$2.00	$1.52		$9.12	$5.70

Reconciliation of Operating Income Excluding Special Items
Operating income as reported	$1,068	$860		$6,204	$4,249

Special items:
Special items, net (1)	441	466		1,051	800
Regional operating special items, net (2)	9	16		29	24

Operating income as adjusted for special items	$1,518	$1,342	13%	$7,284	$5,073	44%

American Airlines Group Reports Record Fourth Quarter and Full Year Profit

Jan. 29, 2016

Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel - Mainline only	3 Months Ended December 31,		12 Months Ended December 31,
	2015	2014	2015	2014
	(in millions)		(in millions)

Total operating expenses	$8,562	$9,300	$34,786	$38,401
Less regional expenses:
Fuel	(260)	(437)	(1,230)	(2,009)
Other	(1,186)	(1,161)	(4,753)	(4,507)

Total mainline operating expenses	7,116	7,702	28,803	31,885

Special items, net (1)	(441)	(466)	(1,051)	(800)

Mainline operating expenses, excluding special items	6,675	7,236	27,752	31,085

Aircraft fuel and related taxes	(1,314)	(2,222)	(6,226)	(10,592)

Mainline operating expenses, excluding special items and fuel	$5,361	$5,014	$21,526	$20,493

	(in cents)		(in cents)

Mainline operating expenses per ASM	12.24	13.32	12.03	13.42

Special items, net per ASM (1)	(0.76)	(0.81)	(0.44)	(0.34)

Mainline operating expenses per ASM, excluding special items	11.48	12.51	11.59	13.09

Aircraft fuel and related taxes per ASM	(2.26)	(3.84)	(2.60)	(4.46)

Mainline operating expenses per ASM, excluding special items and fuel	9.22	8.67	8.99	8.63

Note: Amounts may not recalculate due to rounding.

Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel - Regional only	3 Months Ended December 31,		12 Months Ended December 31,
	2015	2014	2015	2014
	(in millions)		(in millions)

Total regional operating expenses	$1,446	$1,598	$5,983	$6,516

Regional operating special items, net (2)	(9)	(16)	(29)	(24)

Regional operating expenses, excluding special items	1,437	1,582	5,954	6,492

Aircraft fuel and related taxes	(260)	(437)	(1,230)	(2,009)

Regional operating expenses, excluding special items and fuel	$1,177	$1,145	$4,724	$4,483

	(in cents)		(in cents)

Regional operating expenses per ASM	19.78	22.15	20.38	23.16

Regional operating special items, net per ASM (2)	(0.13)	(0.23)	(0.10)	(0.08)

Regional operating expenses per ASM, excluding special items	19.65	21.93	20.28	23.08

Aircraft fuel and related taxes per ASM	(3.55)	(6.06)	(4.19)	(7.14)

Regional operating expenses per ASM, excluding special items and fuel	16.10	15.87	16.09	15.94

Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports Record Fourth Quarter and Full Year Profit

Jan. 29, 2016

Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel - Total Mainline and Regional	3 Months Ended December 31,		12 Months Ended December 31,
	2015	2014	2015	2014
	(in millions)		(in millions)

Total operating expenses	$8,562	$9,300	$34,786	$38,401

Special items:
Special items, net (1)	(441)	(466)	(1,051)	(800)
Regional operating special items, net (2)	(9)	(16)	(29)	(24)

Total operating expenses, excluding special items	8,112	8,818	33,706	37,577

Fuel:
Aircraft fuel and related taxes - mainline	(1,314)	(2,222)	(6,226)	(10,592)
Aircraft fuel and related taxes - regional	(260)	(437)	(1,230)	(2,009)

Total operating expenses, excluding special items and fuel	$6,538	$6,159	$26,250	$24,976

	(in cents)		(in cents)

Total operating expenses per ASM	13.08	14.30	12.94	14.45

Special items per ASM:
Special items, net (1)	(0.67)	(0.72)	(0.39)	(0.30)
Regional operating special items, net (2)	(0.01)	(0.03)	(0.01)	(0.01)

Total operating expenses per ASM, excluding special items	12.39	13.56	12.54	14.14

Fuel per ASM:
Aircraft fuel and related taxes - mainline	(2.01)	(3.42)	(2.32)	(3.99)
Aircraft fuel and related taxes - regional	(0.40)	(0.67)	(0.46)	(0.76)

Total operating expenses per ASM, excluding special items and fuel	9.99	9.47	9.77	9.40

Note: Amounts may not recalculate due to rounding.

FOOTNOTES:

(1)

The 2015 fourth quarter mainline operating special items totaled a net charge of $441 million, which principally included $305 million of merger integration expenses related to information technology, alignment of labor union contracts, professional fees, severance, share-based compensation, fleet restructuring, re-branding of aircraft and airport facilities, relocation and training, as well as a $22 million charge for bankruptcy related items primarily consisting of fair value adjustments for bankruptcy settlement obligations. The 2015 twelve month period mainline operating special items totaled a net charge of $1.1 billion, which principally consisted of $1.0 billion of merger integration expenses as described above. In addition, the Company recorded a $38 million charge in connection with the dissolution of the Texas Aero Engine Services joint venture. These charges were offset in part by a $66 million credit related to proceeds received from a legal settlement and a $53 million credit for bankruptcy related items primarily consisting of fair value adjustments for bankruptcy settlement obligations.

The 2014 fourth quarter mainline operating special items totaled a net charge of $466 million, which principally included $280 million of merger integration expenses related to information technology, alignment of labor union contracts, professional fees, severance and retention, share-based compensation, fleet restructuring, re-branding of aircraft and airport facilities, relocation and training. In addition, the Company recorded a net $116 million charge for bankruptcy related items principally consisting of fair value adjustments for bankruptcy settlement obligations as well as a $70 million charge related primarily to certain spare parts asset impairments. The 2014 twelve month period mainline operating special items totaled a net charge of $800 million, which principally included $810 million of merger integration expenses as described above. In addition, the Company recorded a net $81 million charge for bankruptcy related items principally consisting of fair value adjustments for bankruptcy settlement obligations, $164 million in other special charges, including an $81 million charge to revise prior estimates of certain aircraft residual values and other spare parts asset impairments, as well as $54 million in charges primarily relating to the buyout of certain aircraft leases. These charges were offset in part by a $309 million gain on the sale of slots at Ronald Reagan Washington National Airport.

(2)	The 2015 fourth quarter and twelve month period regional operating special items principally related to merger integration expenses.

The 2014 fourth quarter regional operating special items totaled a net charge of $16 million, which principally included a $24 million charge due to a new pilot labor contract at the Company’s Envoy regional subsidiary, offset in part by an $8 million gain on the sale of certain spare parts. The 2014 twelve month period regional operating special items totaled a net charge of $24 million, which consisted primarily of the above charge and gain as well as $7 million of merger integration expenses.

(3)

The 2015 fourth quarter nonoperating special items totaled a net charge of $592 million related to a write off of all of the value of Venezuelan bolivars held by the Company due to continued lack of repatriations and deterioration of economic conditions in Venezuela. The 2015 twelve month period nonoperating special items totaled a net charge of $594 million, which principally included a $592 million charge to write off all of the value of Venezuelan bolivars as described above and $41 million in charges primarily related to non-cash write offs of unamortized debt discount and debt issuance costs associated with refinancing our secured term loan facilities, prepayments of certain aircraft financings and the purchase and subsequent remarketing of certain special facility revenue bonds. These charges were offset in part by a $22 million gain associated with the sale of an investment and a $17 million early debt extinguishment gain associated with the repayment of American’s AAdvantage loan with Citibank.

The 2014 fourth quarter nonoperating special items totaled a net charge of $31 million primarily related to Venezuelan foreign currency losses. The 2014 twelve month period nonoperating special items totaled a net charge of $132 million, which principally included $56 million of early debt extinguishment costs primarily related to the prepayment of 7.50% senior secured notes and other indebtedness, a $43 million charge for Venezuelan foreign currency losses and $33 million of non-cash interest accretion on bankruptcy settlement obligations.

(4)

In connection with the preparation of the Company’s financial statements for the fourth quarter of 2015, management has determined that it is more likely than not that substantially all of its deferred tax assets, which include its NOLs, will be realized. Accordingly, the Company reversed $3.0 billion of the valuation allowance as of December 31, 2015. This resulted in a special $3.0 billion non-cash tax benefit for the 2015 fourth quarter and twelve month periods.

During the 2014 fourth quarter, the Company recorded a special $6 million non-cash deferred income tax benefit related to certain indefinite-lived intangible assets. During the 2014 twelve month period, the Company sold its portfolio of fuel hedging contracts that were scheduled to settle on or after June 30, 2014. In connection with this sale, the Company recorded a special non-cash tax provision of $330 million in the second quarter of 2014 that reversed the non-cash tax provision which was recorded in other comprehensive income (OCI), a subset of stockholders’ equity, principally in 2009. This provision represents the tax effect associated with gains recorded in OCI principally in 2009 due to a net increase in the fair value of the Company’s fuel hedging contracts. In accordance with U.S. Generally Accepted Accounting Principles, the Company retained the $330 million tax provision in OCI until the last contract was settled or terminated. In addition, the 2014 twelve month period included a special $16 million non-cash deferred income tax provision related to certain indefinite-lived intangible assets.

American Airlines Group Reports Record Fourth Quarter and Full Year Profit

Jan. 29, 2016

American Airlines Group Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	December 31, 2015	December 31, 2014
		(as adjusted)
Assets

Current assets
Cash	$390	$994
Short-term investments	5,864	6,309
Restricted cash and short-term investments	695	774
Accounts receivable, net	1,425	1,771
Aircraft fuel, spare parts and supplies, net	863	1,004
Prepaid expenses and other	748	898

Total current assets	9,985	11,750

Operating property and equipment
Flight equipment	33,091	28,213
Ground property and equipment	6,402	5,900
Equipment purchase deposits	1,067	1,230

Total property and equipment, at cost	40,560	35,343
Less accumulated depreciation and amortization	(13,144)	(12,259)

Total property and equipment, net	27,416	23,084

Other assets
Goodwill	4,091	4,091
Intangibles, net	2,249	2,240
Deferred tax asset	2,477	—
Other assets	2,103	2,060

Total other assets	10,920	8,391

Total assets	$48,321	$43,225

Liabilities and Stockholders’ Equity

Current liabilities
Current maturities of long-term debt and capital leases	$2,231	$1,677
Accounts payable	1,469	1,377
Accrued salaries and wages	1,205	1,194
Air traffic liability	3,747	4,252
Frequent flyer liability	2,525	2,807
Other accrued liabilities	2,334	2,097

Total current liabilities	13,511	13,404

Noncurrent liabilities
Long-term debt and capital leases, net of current maturities	18,330	16,043
Pension and postretirement benefits	7,450	7,562
Deferred gains and credits, net	667	829
Bankruptcy settlement obligations	193	325
Other liabilities	2,535	3,041

Total noncurrent liabilities	29,175	27,800

Stockholders’ equity
Common stock	6	7
Additional paid-in capital	11,591	15,135
Accumulated other comprehensive loss	(4,732)	(4,559)
Accumulated deficit	(1,230)	(8,562)

Total stockholders’ equity	5,635	2,021

Total liabilities and stockholders’ equity	$48,321	$43,225

Note: The condensed consolidated balance sheet as of December 31, 2014 has been adjusted to reflect the reclassification of debt issuance costs and deferred income taxes in connection with the adoption of certain recently issued accounting standards. The adoption of these accounting standards had no impact on the Company’s condensed consolidated statements of operations.